EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 (Registration No. 333-225254) (the “Registration Statement”) of our report dated April 4, 2022 relating to the consolidated financial statements of Gofba, Inc. (the “Company”) as of and for the years ended December 31, 2021 and 2020, appearing in the Prospectus, which is part of the Registration Statement. Our report included an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Haskell & White LLP HASKELL & WHITE LLP
Irvine, California November 8, 2022